As filed with the Securities and Exchange Commission on May 7, 2024

Registration Statement No. 333-166662

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-166662

SUMMIT FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

West Virginia (State or other jurisdiction of incorporation or organization)	55-0672148 (I.R.S. Employer Identification No.)

300 N. Main Street,

Moorefield, West Virginia 26836

(304) 530-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Julie Markwood

Burke & Herbert Financial Services Corp.

100 S. Fairfax Street

Alexandria, Virginia 22314

(703) 666-3555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Roy E. Halyama Burke & Herbert Financial Services Corp. 100 S. Fairfax Street Alexandria, VA 22314 Telephone: 703-684-1655	Gregory F. Parisi Troutman Pepper Hamilton Sanders LLP 401 9th Street, NW, Suite 1000 Washington, DC 20004 Telephone: (202) 274-1933

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Deregistration of Securities

This Post-Effective Amendment No. 2 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Summit Financial Group, Inc. (the “Company”):

●

File No. 333-166662, pertaining to the registration of an indeterminate principal amount and number of common stock, par value $2.50 per share, preferred stock, par value $1.00 per share, debt securities, rights to purchase common stock or other securities, warrants to purchase common stock or other securities, depositary shares, and units, up to a proposed maximum aggregate offering price of $10,000,000, for the purpose of offering the securities from time to time in unspecified numbers at unspecified prices.

Effective May 3, 2024, pursuant to and in accordance with the Agreement and Plan of Reorganization, dated as of August 24, 2023, by and between Burke & Herbert Financial Services Corp. (“Burke & Herbert”), and the Company, the Company merged with and into Burke & Herbert (the “Merger”), with Burke & Herbert continuing as the surviving corporation, and as successor in interest to the Company.

In connection with the consummation of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Commonwealth of Virginia, on May 7, 2024.

BURKE & HERBERT FINANCIAL SERVICES CORP.
As successor to Summit Financial Group, Inc. (Registrant)

By:	/s/ Julie Markwood
Julie Markwood Chief Accounting Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.